SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 2, 2004

Pharmaceutical Formulations, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-11274 (Commission File Number)	22-2367644 (IRS Employer Identification No.)

460 Plainfield Avenue, Edison, New Jersey 08818
(Address of Principal Executive Offices, including Zip Code)

Registrant's telephone number, including area code: 732-985-7100

N.A.
(Former Name or Former Address, if Changed Since Last Report)

Item 12: Results of Operation and Financial Condition.

          The following press release regarding fiscal 2003 and fourth quarter 2003 financial results was issued by the Company on April 2, 2004:

For immediate release:	contact: A. Ernest Toth, Jr. Pharmaceutical Formulations, Inc (732) 985 - 7100

PHARMACEUTICAL FORMULATIONS, INC. ANNOUNCES SALES INCREASE OF 21.6% FOR FISCAL YEAR 2003

Edison, NJ- April 2, 2004- PHARMACEUTICAL FORMULATIONS, INC (OTC Bulletin Board: PHFR) (“PFI” or the “Company”) announced today that it had net sales of $72.5 million for fiscal year 2003 compared with net sales of $59.6 million for the comparable period of the prior year, an increase of 21.6%. Of the increase, $6.3 million reflected Konsyl’s net sales for the period May 16, 2003 to January 3, 2004. The balance of the sales increase, totaling $6.6 million or 11.1%, is attributable to organic growth from established private label customers. The company incurred a net loss of $1.8 million for fiscal year 2003 compared to a net loss of $1.4 million for the comparable period in the prior year.

For the quarter ended January 3, 2004, PFI had net sales of $20.1 million compared with net sales of $17.3 million in the prior year quarter, an increase of 16.2%. Konsyl’s net sales for the quarter were $2.4 million. The Company incurred a net loss of $546,000 in the current quarter compared with a net profit of $483,000 in the prior year quarter.

During December 2002, PFI changed its fiscal year-end from the 52-53 week period which ends on the Saturday closest to June 30 to the 52-53 week period which ends on the Saturday closes to December 31. The just-ended fiscal period consists of the 53 weeks ended January 3, 2004.

While the company’s net sales have continued to grow steadily throughout 2003 and net sales each quarter of 2003 exceeded the net sales of the comparable prior year quarter, competitive situations have resulted in declining margins in the private label sector of our business. During the year we have continued our efforts to expand our contract manufacturing activities and in the fourth quarter reached agreement with a major pharmaceutical company for the contract manufacture of a new fiber supplement product line which will be launched early in 2004. During 2003 we also completed our acquisition of Konsyl Pharmaceuticals, Inc. of Forth Worth, Texas. Konsyl is a manufacturer and distributor of powdered, dietary natural fiber supplements which has been in business for over 35 years. This acquisition provides an opportunity for PFI to increase its presence in the branded pharmaceutical market and affords PFI the opportunity to introduce new products under the Konsyl brand. The first of such newly developed products, SennaPrompt™, has been introduced to the trade with broad acceptance and will be launched in April/May 2004 supported by a national advertising campaign.

During the quarter ended September 27, 2003, PFI entered into an agreement with a major supplier of APIS (active pharmaceutical ingredients) for the jointly funded development of Abbreviated New Drug Applications (ANDAs) for generic prescription strength dosages of certain of its products. PFI will develop the formulations and be responsible for applying for and obtaining the necessary regulatory approvals for the ANDAs from the Food and Drug Administration.

ICC Industries Inc. has demonstrated its continued confidence in the company’s management and business plan by providing loans to increase the company’s working capital. ICC, the holder of approximately 74.5 million shares (approximately 87%) of the common stock of PFI, is a major international manufacturer and marketer of chemical, plastic, and pharmaceutical products with 2003 sales of approximately $1.1 billion.

The company will file a form 12b-25 extending the deadline for filing its form 10-K for fiscal year 2003, due April 2, 2004. The extension is necessitated by a delay in obtaining and compiling information required to be included in the 10-K. The company fully expects to file its 2003 10-K report prior to the extended deadline of April 17, 2004.

This press release may contain forward-looking information and should be read in conjunction with the company’s 10-K and quarterly and periodic reports on forms 10-Q and 8-K as filed with the Securities and Exchange Commission.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHARMACEUTICAL FORMULATIONS, INC. By: /s/ A. Ernest Toth, Jr. Name: A. Ernest Toth, Jr. Title: Vice President and Chief Financial Officer

Dated: April 5, 2004